Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fenix Parts, Inc.
Westchester, Illinois

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 14, 2016, relating to the consolidated financial statements of Fenix Parts, Inc. (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Chicago, Illinois
May 9, 2016